

                                       Bank of Hawaii
          Exhibit 99 - Statement Regarding Computation of Ratios
                           Nine Months Ended September 30



   (in millions of dollars)                                        1999       1998

   Earnings:
   1.  Income Before Income Taxes                                  $165.3     $108.7
   2.  Plus:  Fixed Charges Including Interest on Deposits          337.4      393.3
                                                                  -------    -------
   3.  Earnings Including Fixed Charges                             502.7      502.0
   4.  Less:  Interest on Deposits                                  193.7      232.4
                                                                  -------    -------
   5.  Earnings Excluding Interest on Deposits                     $309.0     $269.6
                                                                  =======    =======


   Fixed Charges:
   6.  Fixed Charges Including Interest on Deposits                $337.4     $393.3
   7.  Less:  Interest on Deposits                                  193.7      232.4
                                                                  -------    -------
   8.  Fixed Charges Excluding Interest on Deposits                $143.7     $160.9
                                                                  =======    =======

   Ratio of Earnings to Fixed Charges:
       Including Interest on Deposits (Line 3 divided by Line 6)      1.5 x      1.3 x
       Excluding Interest on Deposits (Line 5 divided by Line 8)      2.2 x      1.7 x
